Exhibit 5(b)

SCHEDULE A

List of Funds

BlackRock Advantage Large Cap Income ETF

BlackRock Future Climate and Sustainable Economy ETF

BlackRock Future Financial and Technology ETF

BlackRock Future Health ETF

BlackRock Future Tech ETF

BlackRock Future U.S. Themes ETF

BlackRock International Dividend ETF

BlackRock Large Cap Core ETF

BlackRock Large Cap Growth ETF

BlackRock Large Cap Value ETF

BlackRock U.S. Carbon Transition Readiness ETF

BlackRock U.S. Equity Factor Rotation ETF

BlackRock U.S. Industry Rotation ETF

BlackRock World ex U.S. Carbon Transition Readiness ETF

Amended May 29, 2024